Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-228614
(To Prospectus dated December 26, 2018,
Prospectus Supplement dated December 26, 2018 and
Product Prospectus Supplement STOCK
ARN-1 dated December 26, 2018)

1,974,226 Units $10 principal amount per unit CUSIP No. 06417P579	Pricing Date Settlement Date Maturity Date	January 24, 2019 January 31, 2019 March 27, 2020

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks

◾   Maturity of approximately 14 months

◾   3-to-1 upside exposure to increases in the Basket, subject to a capped return of 24%

◾   The Basket is comprised of the common stock of each of Citigroup Inc., JPMorgan Chase & Co., and Morgan Stanley (the “Basket Stocks”). The common stock of each of Citigroup Inc. and JPMorgan Chase & Co.was given an initial weight of 33.33% and the common stock of Morgan Stanley was given an initial weight of 33.34%

◾   1-to-1 downside exposure to decreases in the Basket, with up to 100.00% of your investment at risk

◾   All payments occur at maturity and are subject to the credit risk of The Bank of Nova Scotia

◾   No periodic interest payments

◾   In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.049 per unit. See “Structuring the Notes”

◾   Limited secondary market liquidity, with no exchange listing

◾   The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation (the “FDIC”), or any other governmental agency of Canada, the United States or any other jurisdiction

The notes are being issued by The Bank of Nova Scotia (“BNS”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6  of this term sheet and “Risk Factors” beginning on page PS-6 of product prospectus supplement STOCK ARN-1.
The initial estimated value of the notes as of the pricing date is $9.69 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6  of this term sheet and “Structuring the Notes” on page TS-18 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
_________________________
None of the U.S. Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________

	Per Unit	Total
Public offering price	$10.00	$19,742,260.00
Underwriting discount	$ 0.20	$394,845.20
Proceeds, before expenses, to BNS	$ 9.80	$19,347,414.80

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

January 24, 2019

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks, due March 27, 2020

Summary

The Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks, due March 27, 2020 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the CDIC or the FDIC, and are not, either directly or indirectly, an obligation of any third party. The notes are not bail-inable debt securities (as defined in the prospectus). The notes will rank equally with all of our other unsecured senior debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BNS. The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the basket of three financial sector stocks described below (the “Basket”), is greater than the Starting Value.  If the Ending Value is equal to the Starting Value, you will receive the principal amount of your notes. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.

The Basket is comprised of the common stock of each of Citigroup Inc., JPMorgan Chase & Co., and Morgan Stanley (the “Basket Stocks”). On the pricing date, the common stock of each of Citigroup Inc. and JPMorgan Chase & Co. was given an initial weight of 33.33% and the common stock of Morgan Stanley was given an initial weight of 33.34%.

The economic terms of the notes (including the Capped Value) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements.  Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value for the notes. This estimated value was determined by reference to our internal pricing models, which take into consideration certain factors, such as our internal funding rate on the pricing date and our assumptions about market parameters. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-18.

Terms of the Notes		Redemption Amount Determination
Issuer:	The Bank of Nova Scotia (“BNS”)	On the maturity date, you will receive a cash payment per unit determined as follows:
Principal Amount:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:
An approximately equally weighted basket of three financial sector stocks comprised of the common stock of each of Citigroup Inc. (NYSE symbol: “C”), JPMorgan Chase & Co. (NYSE symbol: “JPM”) and Morgan Stanley (NYSE symbol: “MS”) (each, an “Underlying Company”).

Starting Value:	100.00
Ending Value:
The value of the Basket on the calculation day, as described under "The Basket" on page TS-8. The scheduled calculation day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-27 of product prospectus supplement STOCK ARN-1.

Participation Rate:	300.00%
Capped Value:	$12.40 per unit, which represents a return of 24% over the principal amount..
Calculation Day:	March 20, 2020
Price Multiplier:	1 for each Basket Stock, subject to adjustment for certain corporate events relating to the Basket Stocks described beginning on page PS-20 of product prospectus supplement STOCK ARN-1.
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.049 per unit described in “Structuring the Notes” on page TS-18.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”).

Accelerated Return Notes®	TS-2

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks, due March 27, 2020

The terms and risks of the notes are contained in this term sheet and in the following:

◾    Product prospectus supplement STOCK ARN-1 dated December 26, 2018:

    http://www.sec.gov/Archives/edgar/data/9631/000091412118002475/bn50679576-424b2.htm

◾    Prospectus supplement dated December 26, 2018:

           http://www.sec.gov/Archives/edgar/data/9631/000091412118002473/bn50676984-424b3.htm

◾    Prospectus dated December 26, 2018:

http://www.sec.gov/Archives/edgar/data/9631/000119312518357537/d677731d424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product prospectus supplement STOCK ARN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BNS.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

◾    You anticipate that the value of the Basket will increase moderately from the Starting Value to the Ending Value.

◾    You are willing to risk a substantial or entire loss of principal if the value of the Basket decreases from the Starting Value to the Ending Value.

◾    You accept that the return on the notes will be capped.

◾    You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

◾    You are willing to forgo dividends or other benefits of owning shares of the Basket Stocks.

◾    You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

◾    You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

◾    You believe that the value of the Basket will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

◾    You seek principal repayment or preservation of capital.

◾    You seek an uncapped return on your investment.

◾    You seek interest payments or other current income on your investment.

◾    You want to receive dividends or other distributions paid on the Basket Stocks.

◾    You seek an investment for which there will be a liquid secondary market.

◾    You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Accelerated Return Notes®	TS-3

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks, due March 27, 2020

Hypothetical Payout Profile and Examples of Payments at Maturity

Accelerated Return Notes®

This graph reflects the returns on the notes, based on the Participation Rate of 300% and the Capped Value of $12.40 per unit. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Basket Stocks, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100, the Participation Rate of 300%, the Capped Value of $12.40 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent hypothetical values of the Basket, see “The Basket” section below. For recent actual prices of the Basket Stocks, see “The Basket Stocks” section below. The Ending Value will not include any income generated by dividends paid on the Basket Stocks, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
94.00	-6.00%	$9.40	-6.00%
97.00	-3.00%	$9.70	-3.00%
100.00(1)	0.00%	$10.00	0.00%
102.00	2.00%	$10.60	6.00%
103.00	3.00%	$10.90	9.00%
105.00	5.00%	$11.50	15.00%
110.00	10.00%	$12.40(2)	24.00%
120.00	20.00%	$12.40	24.00%
130.00	30.00%	$12.40	24.00%
140.00	40.00%	$12.40	24.00%
150.00	50.00%	$12.40	24.00%
160.00	60.00%	$12.40	24.00%

(1)	The Starting Value was set to 100.00 on the pricing date.
(2)	The Redemption Amount per unit cannot exceed the Capped Value.

Accelerated Return Notes®	TS-4

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks, due March 27, 2020
Redemption Amount Calculation Examples

Example 1
The Ending Value is 80.00, or 80.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 80.00
= $8.00 Redemption Amount per unit

Example 2
The Ending Value is 103.00, or 103.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 103.00
= $10.90 Redemption Amount per unit

Example 3
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 130.00
= $19.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $12.40 per unit

Accelerated Return Notes®	TS-5

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks, due March 27, 2020

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product prospectus supplement STOCK ARN-1, page S-2 of the prospectus supplement, and page 5 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

◾	Depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
◾	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
◾	Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Basket Stocks.
◾	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.
◾	Our initial estimated value of the notes is lower than the public offering price of the notes. Our initial estimated value of the notes is only an estimate. The public offering price of the notes exceeds our initial estimated value because it includes costs associated with selling and structuring the notes, as well as hedging our obligations under the notes with a third party, which may include MLPF&S or one of its affiliates. These costs include the underwriting discount and an expected hedging related charge, as further described in “Structuring the Notes” on page TS-18.
◾	Our initial estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Our initial estimated value of the notes is determined by reference to our internal pricing models when the terms of the notes are set. These pricing models consider certain factors, such as our internal funding rate on the pricing date, the expected term of the notes, market conditions and other relevant factors existing at that time, and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are different from our initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any of our assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, the performance of the Basket, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways. Our initial estimated value does not represent a minimum price at which we or any agents would be willing to buy your notes in any secondary market (if any exists) at any time.
◾	Our initial estimated value is not determined by reference to credit spreads or the borrowing rate we would pay for our conventional fixed-rate debt securities. The internal funding rate used in the determination of our initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for our conventional fixed-rate debt securities. If we were to use the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for the notes would have an adverse effect on the economic terms of the notes, the initial estimated value of the notes on the pricing date, and the price at which you may be able to sell the notes in any secondary market.
◾	A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.
◾	Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trades in shares of the Basket Stocks) and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.
◾
No Underlying Company will have any obligations relating to the notes, and neither we nor MLPF&S will perform any due diligence procedures with respect to any Underlying Company in connection with this offering.

◾	Changes in the prices of one or more of the Basket Stocks may be offset by changes in the prices of one or more of the other Basket Stocks.
◾	You will have no rights of a holder of the Basket Stocks, and you will not be entitled to receive any shares of the Basket Stocks or dividends or other distributions by any Underlying Company.
◾
While we, MLPF&S or our respective affiliates may from time to time own securities of the Underlying Companies, we, MLPF&S and our respective affiliates do not control any Underlying Company, and have not verified any disclosure made by any Underlying Company.

Accelerated Return Notes®	TS-6

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks, due March 27, 2020
◾
The Redemption Amount will not be adjusted for all corporate events that could affect a Basket Stock. See “Description of ARNs—Anti-Dilution Adjustments” beginning on page PS-20 of product prospectus supplement STOCK ARN-1.

◾	There may be potential conflicts of interest involving the calculation agent, which is MLPF&S. We have the right to appoint and remove the calculation agent.
◾	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary of U.S. Federal Income Tax Consequences” below.
◾
The conclusion that no portion of the interest paid or credited or deemed to be paid or credited on a note will be “Participating Debt Interest” subject to Canadian withholding tax is based in part on the current published administrative position of the CRA.  There cannot be any assurance that CRA’s current published administrative practice will not be subject to change, including potential expansion in the current administrative interpretation of Participating Debt Interest subject to Canadian withholding tax.  If, at any time, the interest paid or credited or deemed to be paid or credited on a note is subject to Canadian withholding tax, you will receive an amount that is less than the Redemption Amount. You should consult your own adviser as to the potential for such withholding and the potential for reduction or refund of part or all of such withholding, including under any bilateral Canadian tax treaty the benefits of which you may be entitled. For a discussion of the Canadian federal income tax consequences of investing in the notes, see “Summary of Canadian Federal Income Tax Consequences” below, “Canadian Taxation—Debt Securities” on page 62 of the prospectus dated December 26, 2018, and “Supplemental Discussion of Canadian Federal Income Tax Consequences” on page PS-31 of product prospectus supplement STOCK ARN-1.

Additional Risk Factors
The stocks included in the Basket are concentrated in one sector.  All of the stocks included in the Basket are issued by companies in the financial sector. Although an investment in the notes will not give holders any ownership or other direct interests in the Basket Stocks, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in the financial services sector. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.
Adverse conditions in the financial sector may reduce your return on the notes.  All of the Basket Stocks are issued by companies whose primary lines of business are directly associated with the financial services sector. The profitability of these companies is largely dependent on the availability and cost of capital funds, and can fluctuate significantly, particularly when market interest rates change. Credit losses resulting from financial difficulties of these companies’ customers can negatively impact the sector. In addition, adverse international economic, business, or political developments, including with respect to the insurance sector, or to real estate and loans secured by real estate, could have a major effect on the value of the Basket. As a result of these factors, the value of the notes may be subject to greater volatility and be more adversely affected by economic, political, or regulatory events relating to the financial services sector.
Economic conditions have adversely impacted the stock prices of many companies in the financial services sector, and may do so during the term of the notes.  In recent years, international economic conditions have resulted, and may continue to result, in significant losses among many companies that operate in the financial services sector. These conditions have also resulted, and may continue to result, in a high degree of volatility in the stock prices of financial institutions, and substantial fluctuations in the profitability of these companies. Numerous financial services companies have experienced substantial decreases in the value of their assets, taken action to raise capital (including the issuance of debt or equity securities), or even ceased operations. Further, companies in the financial services sector have been subject to unprecedented government actions and regulation, which may limit the scope of their operations and, in turn, result in a decrease in value of these companies. Any of these factors may have an adverse impact on the performance of the Basket. As a result, the value of the Basket may be adversely affected by economic, political, or regulatory events affecting the financial services sector or one of the sub-sectors of the financial services sector. This in turn could adversely impact the market value of the notes and decrease the Redemption Amount.
Accelerated Return Notes®	TS-7

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks, due March 27, 2020
The Basket
The Basket is designed to allow investors to participate in the percentage changes of the Basket from the Starting Value to the Ending Value. The Basket Stocks are described in the section entitled “The Basket Stocks” below. Each Basket Stock was assigned an initial weight on the pricing date, as set forth in the table below.
For more information on the calculation of the value of the Basket, please see the section entitled “Description of ARNs—Basket Market Measures” beginning on page PS-26 of product prospectus supplement STOCK ARN-1.
On the pricing date, for each Basket Stock, the Initial Component Weight, the Closing Market Price, the Component Ratio and the initial contribution to the Basket value were as follows:

Basket Stock	Bloomberg Symbol	Initial Component Weight	Closing Market Price(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution
Citigroup Inc.	C	33.33%	62.71	0.53149418	33.33
JPMorgan Chase & Co.	JPM	33.33%	102.74	0.32441113	33.33
Morgan Stanley	MS	33.34%	42.05	0.79286564	33.34
				Starting Value	100.00

(1)	These were the Closing Market Prices of the Basket Stocks on the pricing date.
(2)
Each Component Ratio equals the Initial Component Weight of the relevant Basket Stock (as a percentage) multiplied by 100, and then divided by the Closing Market Price of that Basket Stock on the pricing date and rounded to eight decimal places.

The calculation agent will calculate the Ending Value of the Basket by summing the products of the Closing Market Price for each Basket Stock on the calculation day multiplied by (a) its Price Multiplier on that day and (b) the Component Ratio applicable to that Basket Stock. The Price Multiplier for each Basket Stock will initially be 1, and is subject to adjustment as described in product prospectus supplement STOCK ARN-1. If a Market Disruption Event occurs as to any Basket Stock on the scheduled calculation day, the Closing Market Price of that Basket Stock will be determined as more fully described in the section entitled “Description of ARNs–Basket Market Measures—Ending Value of the Basket” beginning on page PS-27 of product prospectus supplement STOCK ARN-1.
Accelerated Return Notes®	TS-8

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks, due March 27, 2020
While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical historical daily performance of the Basket from January 1, 2008 through January 24, 2019. The graph is based upon actual daily historical prices of the Basket Stocks, hypothetical Component Ratios based on the closing prices of the Basket Stocks as of December 31, 2007, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.
Hypothetical Historical Performance of the Basket
Accelerated Return Notes®	TS-9

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks, due March 27, 2020
The Basket Stocks
We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.
Because each Basket Stock is registered under the Securities Exchange Act of 1934, each Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s website at http://www.sec.gov by reference to the applicable CIK number set forth below.
This term sheet relates only to the notes and does not relate to the Basket Stocks or to any other securities of the Underlying Companies. None of us, MLPF&S, or any of our respective affiliates has participated or will participate in the preparation of any Underlying Company’s publicly available documents. None of us, MLPF&S, or any of our respective affiliates has made any due diligence inquiry with respect to any Underlying Company in connection with the offering of the notes. None of us, MLPF&S, or any of our respective affiliates makes any representation that the publicly available documents or any other publicly available information regarding any Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of a Basket Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning an Underlying Company could affect the price of its Basket Stock and therefore could affect your return on the notes.  The selection of the Basket Stocks is not a recommendation to buy or sell the Basket Stocks.
The tables set forth below show the quarterly high and low Closing Market Prices of the shares of the Basket Stocks on their primary exchange from the first quarter of 2008 through the pricing date. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.
Accelerated Return Notes®	TS-10

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks, due March 27, 2020

Citigroup Inc.
Citigroup Inc. is a financial services holding company that provides a range of financial services to consumer and corporate customers around the world. The company's services include investment banking, retail brokerage, corporate banking, and cash management products and services. This Basket Stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “C.” The company’s CIK number is 831001.
	High ($)	Low ($)
2008
First Quarter	296.90	186.20
Second Quarter	268.10	167.60
Third Quarter	211.20	140.30
Fourth Quarter	230.00	37.70
2009
First Quarter	74.60	10.20
Second Quarter	40.20	26.80
Third Quarter	52.30	25.90
Fourth Quarter	50.00	32.00
2010
First Quarter	43.10	31.50
Second Quarter	49.70	36.30
Third Quarter	43.00	36.60
Fourth Quarter	48.10	39.50
2011
First Quarter	51.30	43.90
Second Quarter	46.00	36.81
Third Quarter	42.88	23.96
Fourth Quarter	34.17	23.11
2012
First Quarter	38.08	28.17
Second Quarter	36.87	24.82
Third Quarter	34.79	25.24
Fourth Quarter	40.17	32.75
2013
First Quarter	47.60	41.15
Second Quarter	53.27	42.50
Third Quarter	53.00	47.67
Fourth Quarter	53.29	47.67
2014
First Quarter	55.20	46.34
Second Quarter	49.58	45.68
Third Quarter	53.66	46.90
Fourth Quarter	56.37	49.68
2015
First Quarter	54.26	46.95
Second Quarter	57.39	51.52
Third Quarter	60.34	49.00
Fourth Quarter	55.87	49.88
2016
First Quarter	51.13	34.98
Second Quarter	47.33	38.48
Third Quarter	47.90	40.78
Fourth Quarter	61.09	47.03
2017
First Quarter	61.55	55.68
Second Quarter	66.98	57.72
Third Quarter	72.74	65.95
Fourth Quarter	77.10	71.33
2018
First Quarter	80.08	67.50
Second Quarter	72.86	65.46
Third Quarter	74.79	66.06
Fourth Quarter	72.62	49.26
2019
First Quarter (through the pricing date)	63.12	52.56

Accelerated Return Notes®	TS-11

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks, due March 27, 2020
This historical data on this Basket Stock is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the price per share of this Basket Stock during any period set forth above is not an indication that the price per share of this Basket Stock is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of this Basket Stock.

Accelerated Return Notes®	TS-12

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks, due March 27, 2020
JPMorgan Chase & Co.
JPMorgan Chase & Co. provides financial services and retail banking services. The company provides services such as investment banking, treasury and securities services, asset management, private banking, card member services, commercial banking, and home finance. The company serves business enterprises, institutions, and individuals. This Basket Stock trades on the NYSE under the symbol “JPM.” The company’s CIK number is 19617.
	High ($)	Low ($)
2008
First Quarter	48.25	36.48
Second Quarter	49.25	34.31
Third Quarter	48.24	31.02
Fourth Quarter	49.85	22.72
2009
First Quarter	31.35	15.90
Second Quarter	38.94	27.25
Third Quarter	46.47	32.27
Fourth Quarter	47.16	40.27
2010
First Quarter	45.02	37.70
Second Quarter	47.81	36.61
Third Quarter	41.64	35.63
Fourth Quarter	42.67	36.96
2011
First Quarter	48.00	43.40
Second Quarter	47.64	39.49
Third Quarter	42.29	29.27
Fourth Quarter	37.02	28.38
2012
First Quarter	46.27	34.91
Second Quarter	46.13	31.00
Third Quarter	41.57	33.90
Fourth Quarter	44.53	39.29
2013
First Quarter	51.00	44.57
Second Quarter	55.62	46.64
Third Quarter	56.67	50.32
Fourth Quarter	58.48	50.75
2014
First Quarter	61.07	54.31
Second Quarter	60.67	53.31
Third Quarter	61.63	55.56
Fourth Quarter	63.15	55.08
2015
First Quarter	62.49	54.38
Second Quarter	69.75	59.95
Third Quarter	70.08	59.84
Fourth Quarter	68.46	59.99
2016
First Quarter	63.73	53.07
Second Quarter	65.81	57.32
Third Quarter	67.50	59.55
Fourth Quarter	87.13	66.51
2017
First Quarter	93.60	83.30
Second Quarter	91.40	82.15
Third Quarter	95.51	88.42
Fourth Quarter	107.83	95.86
2018
First Quarter	118.77	107.01
Second Quarter	114.29	103.24
Third Quarter	118.63	103.61
Fourth Quarter	115.32	92.14
2019
First Quarter (through the pricing date)	104.59	97.11

Accelerated Return Notes®	TS-13

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks, due March 27, 2020
This historical data on this Basket Stock is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the price per share of this Basket Stock during any period set forth above is not an indication that the price per share of this Basket Stock is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of this Basket Stock.

Accelerated Return Notes®	TS-14

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks, due March 27, 2020
Morgan Stanley
Morgan Stanley, a bank holding company, provides financial services. The company operates a securities business which serves individual and institutional investors and investment banking clients. The company also operates an asset management business. This Basket Stock trades on the NYSE under the symbol “MS.” The company’s CIK number is 895421.
	High ($)	Low ($)
2008
First Quarter	51.81	36.38
Second Quarter	50.65	36.07
Third Quarter	45.39	20.99
Fourth Quarter	24.42	9.20
2009
First Quarter	25.91	13.10
Second Quarter	31.39	21.08
Third Quarter	32.98	25.50
Fourth Quarter	35.74	29.12
2010
First Quarter	32.92	26.60
Second Quarter	31.94	23.21
Third Quarter	27.87	22.83
Fourth Quarter	27.66	24.19
2011
First Quarter	30.99	27.11
Second Quarter	27.76	21.93
Third Quarter	24.20	13.06
Fourth Quarter	19.41	12.47
2012
First Quarter	21.17	15.90
Second Quarter	19.81	12.36
Third Quarter	18.24	12.62
Fourth Quarter	19.27	16.09
2013
First Quarter	24.32	19.58
Second Quarter	27.15	20.31
Third Quarter	29.02	24.04
Fourth Quarter	31.62	26.55
2014
First Quarter	33.40	28.95
Second Quarter	32.66	28.47
Third Quarter	36.13	31.36
Fourth Quarter	39.00	32.53
2015
First Quarter	38.71	33.77
Second Quarter	40.21	35.91
Third Quarter	40.54	31.01
Fourth Quarter	35.41	31.29

2016
First Quarter	31.48	21.69
Second Quarter	27.78	23.61
Third Quarter	32.24	25.00
Fourth Quarter	43.73	31.73
2017
First Quarter	46.83	41.58
Second Quarter	45.72	40.69
Third Quarter	48.31	44.01
Fourth Quarter	53.85	48.10
2018
First Quarter	58.91	51.79
Second Quarter	55.22	47.19
Third Quarter	51.05	46.57
Fourth Quarter	47.27	37.01
2019
First Quarter (through the pricing Date)	44.49	39.68

Accelerated Return Notes®	TS-15

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks, due March 27, 2020
This historical data on this Basket Stock is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the price per share of this Basket Stock during any period set forth above is not an indication that the price per share of this Basket Stock is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of this Basket Stock.

Accelerated Return Notes®	TS-16

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks, due March 27, 2020
Supplement to the Plan of Distribution
Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
We will deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.
MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, none of us, MLPF&S, or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement produced by MLPF&S will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding BNS or for any purpose other than that described in the immediately preceding sentence.
Accelerated Return Notes®	TS-17

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks, due March 27, 2020
Structuring the Notes
The notes are our unsecured senior debt securities, the return on which is linked to the performance of the Basket.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The internal funding rate we use in pricing the market-linked note is typically lower than the rate we would pay when we issue conventional fixed-rate debt securities of comparable maturity. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.
At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Basket and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Stocks, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.049 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.
For further information, see “Risk Factors—General Risks Relating to ARNs” beginning on page PS-6 and “Use of Proceeds and Hedging” on page PS-16 of product prospectus supplement STOCK ARN-1.
MLPF&S Reorganization
The current business of MLPF&S is being reorganized into two affiliated broker-dealers: MLPF&S and a new broker-dealer, BofAML Securities, Inc. (“BofAMLS”). MLPF&S will be assigning its rights and obligations as selling agent for the notes under our distribution agreement to BofAMLS effective on the “Transfer Date”.  Effective on the Transfer Date, BofAMLS will be the new legal entity for the institutional services that are now provided by MLPF&S. As such, beginning on the Transfer Date, the institutional services currently being provided by MLPF&S, including acting as selling agent for the notes, acting as calculation agent for the notes, acting as principal or agent in secondary market-making transactions for the notes and entering into hedging arrangements with respect to the notes, are expected to be provided by BofAMLS. Accordingly, references to MLPF&S in this term sheet as such references relate to MLPF&S’s institutional services, such as those described above, should be read as references to BofAMLS to the extent these services are to be performed on or after the Transfer Date.

Accelerated Return Notes®	TS-18

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks, due March 27, 2020
Summary of Canadian Federal Income Tax Consequences
An investor should read carefully the description of principal Canadian federal income tax considerations under “Canadian Taxation” in the accompanying prospectus relevant to a holder (as defined on page 20 of the prospectus) owning debt securities, and the description of principal Canadian federal income tax considerations under “Supplemental Discussion of Canadian Federal Income Tax Consequences” in the applicable product prospectus supplement.

Summary of U.S. Federal Income Tax Consequences
The following is a general description of certain U.S. federal tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are residents for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date. We urge you to read the more detailed discussion in the “Material U.S. Federal Income Tax Consequences” section beginning on page PS-32 of product prospectus supplement STOCK ARN-1.
No statutory, regulatory judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain. Accordingly, we urge you to consult your tax advisor as to the tax consequences of your investment in the notes (and of having agreed to the required tax treatment of your notes described below) and as to the application of state, local or other tax laws to your investment in your notes and the possible effects of changes in federal or other tax laws.
Pursuant to the terms of the notes, BNS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your notes as a prepaid derivative contract with respect to the Basket. If your notes are so treated, you should generally recognize long-term capital gain or loss if you hold your notes for more than one year (and otherwise, short-term capital gain or loss) upon the sale, exchange, redemption or maturity of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. The deductibility of capital losses is subject to limitations.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization, such that the timing and character of your income from the notes could differ materially from the treatment described above.
Possible Change in Law. In 2007, the Internal Revenue Service (the “IRS”) released a notice that may affect the taxation of holders of the notes. According to the notice, the IRS and the U.S. Treasury Department are actively considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) should be applied to such instruments.
Medicare Tax on Net Investment Income. U.S. holders that are individuals or estates and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return, or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their advisors with respect to the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their notes if they do not hold their notes in an account maintained by a financial institution and the aggregate value of their notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a sale, exchange, redemption or maturity of the notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Accelerated Return Notes®	TS-19

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks, due March 27, 2020
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA (discussed below), you should generally not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your foreign status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 871(m) of the Code and Section 897 of the Code, discussed below, gain from the sale, exchange or redemption of the notes or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by you in the U.S. or unless you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.
Section 871(m).  A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends.  Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2021.
Based on our determination that the notes are not “delta-one” with respect to any Basket Stock, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the notes. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after issuance, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Basket Stocks or your notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of the Basket Stocks or the notes. A non-U.S. holder that enters, or has entered, into other transactions in respect of the Basket Stocks or the notes should consult its tax advisor regarding the application of Section 871(m) of the Code to its notes in the context of its other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.
Section 897. We will not attempt to ascertain whether any Underlying Company would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code.  We also have not attempted to determine whether the notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code.  If any Underlying Company and the notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of a note upon a sale, exchange or other taxable disposition of the note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a withholding tax.  Non-U.S. holders should consult their tax advisors regarding the potential treatment of an Underlying Company for their notes as a USRPHC and the notes as USRPI.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign

Accelerated Return Notes®	TS-20

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks, due March 27, 2020
entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a foreign entity) under the FATCA rules.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of BNS).

Accelerated Return Notes®	TS-21

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks, due March 27, 2020
Validity of the Notes
In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the notes offered by this term sheet have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the notes will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the issuer, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Securities, authentication of the Securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated November 30, 2018 filed with the Securities and Exchange Commission as Exhibit 5.3 to the Registration Statement on Form F-3 on November 30, 2018.
In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of BNS in conformity with the Indenture, and when the notes have been duly executed, authenticated and issued in accordance with the Indenture, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of BNS, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated November 30, 2018, which has been filed as Exhibit 5.2 to BNS’s Form F-3 filed with the SEC on November 30, 2018.

Accelerated Return Notes®	TS-22

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks, due March 27, 2020
Where You Can Find More Information
We  have filed a registration statement (including a product prospectus supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.
Market-Linked Investments Classification
MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.
Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential.  As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.
“Accelerated Return Notes®” and “ARNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S.

Accelerated Return Notes®	TS-23